EXHIBIT 11.

              COMPUTATION OF EARNINGS PER SHARE
        (Dollars in thousands, except per share data)
                         (Unaudited)

                              Three Months Ended   Nine Months Ended
                                    July 31,            July 31,
                                 1994      1993      1994     1993
PRIMARY SHARES:

Average common shares
  outstanding                    8,976    8,912    8,974    8,743

Common equivalent shares
  outstanding                       40                54
                                 9,016    8,912    9,028    8,743

Net earnings (loss)            $   910  $(6,822) $ 3,359  $(4,384)

Net earnings (loss) per share,
primary                         $   .10 $  (.77) $   .37  $  (.50)


FULLY DILUTED SHARES:

Average common shares
  outstanding                     8,976   8,912     8,974   8,743

Common equivalent shares
  outstanding                       115     194        84     376
                                  9,091   9,106     9,058   9,119

Net earnings (loss) for
  calculation of fully diluted
  earnings per share            $   910  $(6,822) $ 3,359  $(4,384)

Net earnings (loss), fully
  diluted                       $   .10  $  (.75)  $  .37  $  (.48)


Fully diluted earnings per common and common equivalent share are the same as primary earnings per share or are antidilutive and are, therefore, not separately presented in the consolidated statements of operations.